Exhibit 10.5

CONSULTING AGREEMENT

This Consulting Agreement (“Agreement”) is entered into as of May 1, 2011 (the “Effective Date”), by and between Herbst Gaming, LLC, a Nevada limited liability company (“Consultant”), and Hotspur Casinos Nevada, Inc., a Nevada corporation (“Owner”).  Consultant and Owner are sometimes referred to collectively in this Agreement as the “Parties” and individually as a “Party.”

RECITALS

A.                                   Owner leases the Casino in the Casino Hotel from Hotspur Resorts Nevada, Ltd., a Nevada corporation, which is Owner’s parent company and owner of the Casino Hotel (“Parent”).

B.                                     The Parties desire to enter into this Agreement to provide for consulting services by Consultant to Owner with respect to the Casino in the Casino Hotel and, indirectly, for the benefit of Parent as owner of the Casino Hotel.

C.                                     Consultant is knowledgeable and experienced in the operation and management of first class locals casino and resort facilities of comparable size and scope to the Casino Hotel.

AGREEMENT

NOW THEREFORE in consideration of the recitals, promises and covenants set forth in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are acknowledged by the Parties, the Parties hereby agree:

ARTICLE 1
DEFINITIONS AND EXHIBITS

1.1.                              Definitions.

1.1.1        All capitalized terms not defined in the body of this Agreement shall have the meanings assigned them in the Glossary of Definitions attached hereto as Exhibit A.

1.1.2        Whenever this Agreement refers to Consultant’s role with respect to the Casino, the parties intend that Consultant will provide the services to Owner and not to Parent, although Parent may receive an indirect benefit from those services as owner of the Casino Hotel.  Likewise, Consultant will solely communicate with and take direction from Owner, and not from Parent.

1.2.                              Schedules and Exhibits. The schedules and exhibits attached hereto are incorporated in, and deemed to be an integral part of, this Agreement.

ARTICLE 2
TERM

2.1.                              Term. This Agreement shall commence on the Effective Date and shall continue until the first to occur of (i) the termination of this Agreement resulting from an Event of Default or other right of termination set forth herein, (ii) the termination, dissolution or other liquidation of Owner, (iii) the termination of this Agreement resulting from a Performance Test Failure as set forth in ARTICLE 11, or the third (3rd) anniversary of the Commencement Date (the “Term”).

ARTICLE 3
ENGAGEMENT OF CONSULTANT

3.1.                              Gaming Licenses and Approvals.

3.1.1.                     Promptly following the execution of this Agreement and no later than June 1, 2011, Owner shall apply for a nonrestricted gaming license with the Gaming Authorities and shall take such actions as may be reasonably required to facilitate the issuance of the gaming license as soon as practicably possible after the Effective Date.

3.1.2.                     Promptly following the execution of this Agreement and no later than June 1, 2011, Consultant shall apply for approval to share in percentage gaming revenue in a nonrestricted gaming license with the Gaming Authorities and shall take such actions as may be reasonably required to facilitate the receipt of such approval as soon as practicably possible after the Effective Date.

3.2.                              Engagement of Consultant.

3.2.1.                     Consultant’s Services. The management and operation of the Casino Hotel shall be under the exclusive supervision, management and control of Owner and Parent.  Owner hereby engages Consultant to advise and consult with and make recommendations to Owner, for Owner’s review and approval, concerning Owner’s operation of the Casino so that Owner and Parent can operate the Casino and Casino Hotel, respectively, in a proper and efficient manner that is consistent with the Operating Standard.  Specifically, Consultant shall consult with Owner and provide the advice and recommendations to Owner, which recommendations can only be implemented by Owner at Owner’s sole discretion, set forth in the Scope of Work set forth in Schedule I to this Agreement.

3.2.2.                     Casino Lease.  The Parties acknowledge that the Casino in the Casino Hotel is currently operated by the Casino Tenant pursuant to the Casino Lease.  Accordingly, unless the Casino Tenant voluntarily permits Consultant to perform certain of these services to Owner mentioned above, Consultant will not be able to perform such services prior to the Commencement Date.  The Parties agree that neither of them will engage in any activity which would interfere with Casino Tenant’s operation of the Casino pursuant to the Casino Lease or disturb Casino Tenant’s quiet possession of the Casino premises.  In addition, Owner shall indemnify Consultant in accordance with Article 14 below should Casino Tenant bring action against Consultant relating to this Agreement, except to the extent of Consultant’s negligence, gross negligence or willful misconduct.

3.3.                              Prohibited Acts.  Consultant and Owner acknowledge that Consultant’s Affiliates manage or own gaming establishments and slot route operations in Clark County, Nevada other than the Casino (“Affiliate’s Existing Gaming Routes and Facilities” set forth in Exhibit E hereto).  During the Term of this Agreement and for a period of two (2) years following expiration or termination of this Agreement:

3.3.1.                     Consultant agrees, for itself and its Affiliates, that, except for its Affiliate’s Existing Gaming Routes and Facilities and except for future restricted slot route locations, Consultant and its Affiliates will not, without the prior written consent of Owner, in its sole discretion, directly or indirectly acquire any interest in a gaming establishment operating under a nonrestricted gaming license as a casino or enter into any agreement to manage or provide consulting services to a gaming establishment operating under a nonrestricted gaming license as a casino within five (5) miles of the Casino Hotel or directly or indirectly acquire any interest in or enter into any agreement to manage or provide consulting services with respect to Red Rock Station, Suncoast, Santé Fe or Texas Station (collectively, “Prohibited Acts”).  For the avoidance of doubt, Consultant or its Affiliates may acquire or manage the Arizona Charlie’s property on Decatur Avenue in Las Vegas, provided that property is part of a larger management or acquisition agreement that includes Stratosphere Casino Hotel & Tower and Arizona Charlie’s Boulder and Aquarius Casino Resort Laughlin.  The Parties agree that the Prohibited Acts shall not apply to Consultant’s shareholders or members of its Board of Directors, except for the Key Executive set forth in 3.3.2.

3.3.2.                     To the extent not already set forth in his existing employment agreement, Consultant will enter into an agreement with its Chief Executive Officer (“Key Executive”) pursuant to which the Key Executive will agree not to engage in a Prohibited Act, and such agreement shall also provide that Owner is a third party beneficiary thereof with the right and standing to enforce the prohibition therein against Prohibited Acts.  Exhibit F to this Agreement is a copy of the Key Executive’s employment agreement and may be updated to include from time to time any supplemental agreement to address the requirements of this Section 3.3.2.Consultant acknowledges and agrees that twenty five percent (25%) of the compensation payable to Consultant under this Agreement is being paid in consideration of the agreements of Consultant and its Key Executive pursuant to Subsections 3.3.1 and 3.3.2.

3.4.                              Standard of Care. Consultant shall, in fulfilling its duties and obligations under this Agreement, exercise its reasonable business judgment and act in good faith and in a manner consistent with an appropriate standard of care, efficiency, quality and diligence typically exercised by companies providing consulting services for projects meeting the Operating Standard.

3.5                                 Key Executive of Consultant.

Consultant and Owner agree that the Key Executive will direct and supervise the performance of services to Owner under this Agreement with the assistance of such additional personnel of Consultant as may be reasonably approved from time to time by Owner, including at least one member of Consultant’s senior management team with experience in full service luxury hotel operations with a national or international hotel brand (or, in lieu thereof, Consultant will recommend for hire by Owner a hotel executive that is acceptable to Parent and Marriott

Corporation). The Key Executive or a designee approved by Owner shall participate in person or by telephone in weekly management meetings and marketing meetings and shall participate in person at monthly operational and budget meetings with Owner and appropriate staff of the Casino Hotel.  If the current Key Executive of Consultant is no longer employed by Consultant at any time prior to the first anniversary of the Commencement Date, Owner shall have a right to terminate this Agreement if, in its sole discretion, Owner does not approve the replacement Key Executive.  In addition, if the current Key Executive is no longer employed by Consultant on or after the first anniversary of the Commencement Date, Owner shall have the right to terminate this Agreement if Owner, acting reasonably, does not approve the replacement Key Executive.  The Parties agree that Owner, acting reasonably, may disapprove any replacement if such person does not have (a) at least five (5) years of experience as a senior casino executive (general manager level or above where such position involved direct responsibility for profit and loss) of a locals gaming facility in Las Vegas that has operated at or above the Operating Standard and has produced a positive EBITDA for not less than three (3) of the most recent five (5) years, and (b) experience operating or managing casino operations simultaneously in multiple facilities.  No later than thirty (30) days after a Key Executive is no longer employed by Consultant, Consultant will hire a replacement and present the replacement to Owner for approval or disapproval, together with such information about the replacement as Owner may reasonably request to approve or disapprove the replacement.

ARTICLE 4
PAYMENT OF FEES

4.1.                              Interim Fee.

The Parties acknowledge that Consultant will not be able to provide the majority of its services under this Agreement until such time as the Casino Lease has been terminated, Owner has obtained the gaming license and assumed control of the Casino, and certain third party approvals have been obtained by Owner (collectively, the “Conditions Precedent”).  Commencing on the Effective Date and up to the Commencement Date, Owner shall pay Consultant a fee of $83,333.33 per month (the “Interim Fee”).

4.2.                              Consulting Fee. Commencing on the Commencement Date, and for each Operating Year, Consultant shall be paid, in respect of its services provided under this Agreement an annual fee (the “Consulting Fee”) equal to the Guaranteed Minimum Compensation as shown on the table below.  In any Operating Year in which the Casino Hotel’s EBITDA equals or exceeds the Minimum EBITDA shown on the table below, then Consultant shall receive for that Operating Year, in addition the Consulting Fee, the percentage of EBITDA for such Operating Year that is in excess of the Minimum EBITDA indicated on the table below (“Incentive Fee”), so long as Consultant has received approval from the Gaming Authorities to share in the gaming revenue from Owner’s Casino operation.

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Operating Year	Guaranteed Minimum Compensation (Consulting Fee)	Minimum EBITDA	% of excess EBITDA in addition to Guaranteed Minimum Compensation (Incentive Fee)
1	$2,000,000	$15,000,000	7%
2	$2,000,000	$20,000,000	7%
3	$2,000,000	$25,000,000	7%

4.3.                              Time and Manner of Payment. The monthly installments of the Interim Fee shall be paid for the prior month on the first day of each calendar month, commencing June 1, 2011.  Owner shall pay Consultant the Consulting Fee in equal monthly installments of $166,666.67 for the prior month on the first day of each calendar month after the Commencement Date.  Owner shall pay Consultant the Incentive Fee, if any, by paying the difference between the Incentive Fee earned and the Consulting Fee already paid for that Operating Year within ninety (90) days after the end of the Operating Year.

4.4.                              Reimbursement of Expenses.

Generally, Consultant shall advance all costs incurred in connection with providing its services to Owner under this Agreement, except for any costs related to third-party services, including without limitation professional fees, that are approved for reimbursement by Owner. Owner shall reimburse Consultant its reasonable expenses and professional fees incurred in connection with its application(s) to share in the gaming revenue from Owner’s Casino operations.

ARTICLE 5
OWNER’S OBLIGATIONS

5.1.                              General Obligations.  During the Term, Owner shall have the obligations set forth below:

5.1.1.                     Licenses and Permits.  Owner shall (and shall cause Parent to) obtain and maintain all governmental permissions, licenses and permits required to be held in Owner’s name that are necessary to enable Owner to operate the Casino Hotel including, without limitation, business licenses, health permits, gaming licenses, event and entertainment operation licenses, and alcoholic beverage licenses permitting the Casino Hotel to sell and serve alcohol to guests.

5.1.2.                     Operating Funds and Capital Funds.  Owner shall (or shall cause Parent to) provide sufficient Working Capital to the Casino Hotel in order to (a) operate the Casino Hotel in accordance with the terms of this Agreement and the Budget (as defined below), (b) maintain the Casino Hotel in accordance with the Operating Standards, (c) comply with all Legal Requirements and (d) pay Consultant its fees hereunder.  In no event shall Consultant be required or obligated to advance any of its funds to, or for the operation of, the Casino or Casino Hotel, nor shall Consultant be required to incur any liability in connection therewith.

5.1.3.                     Provision of Information. Owner shall provide Consultant, on a timely basis, with all information concerning the personnel, finances and operation of the Casino Hotel reasonably necessary for Consultant to perform it duties hereunder.

5.2.                              Payments to Consultant. Owner shall pay to Consultant all amounts due to Consultant under this Agreement in the manner and at the times described in this Agreement.

5.3.                              Funding of Capital Improvements. From time to time Owner shall (and shall cause Parent to) commit the financial resources necessary to fund such Capital Improvements as Owner shall approve in the Budget.

5.4.                              Repairs and Maintenance. Owner shall (and shall cause Parent to) keep the Casino and Casino Hotel (other than such portions thereof as are leased to tenants who undertake a duty of repair and maintenance pursuant to their respective lease agreements, in which case Owner shall use commercially reasonable and diligent efforts to cause such tenants to comply with such duty through enforcement of such lease agreements) in good order, condition and repair, and shall coordinate and provide general oversight in respect of the installation of equipment in the ordinary course of business.  Notwithstanding anything in this Agreement to the contrary, other than Capital Improvements specifically approved in the Budget for each Operating Year for the Casino Hotel, Owner shall not be obligated to make (or cause Parent to make) any Capital Improvements unless such Capital Improvements are approved by Owner in writing in its sole and absolute discretion.

ARTICLE 6
PERSONNEL

6.1.                              Hiring of Personnel. All Casino personnel shall be employees of Owner, under the sole control and supervision of Owner.  Consultant is not authorized to hire or supervise any employees for the Casino; however, Consultant will make recommendations to Owner for hiring certain key management positions in the Casino.

6.2                                 Hiring of Personnel by Consultant or Owner. Neither Party shall, during the Term of this Agreement or for two (2) years after the expiration or termination of this Agreement, solicit, hire, or contract with the employees of, or with any manager, director, member or officer of, such other Party or of any Affiliate of such other Party.

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ARTICLE 7
STRATEGIC PLAN AND ANNNUAL BUDGET

7.1.                              Submission and Approval of Five Year Strategic Plan and Annual Budgets.

7.1.1.                     Preparation of Strategic Plan.  As soon as reasonably possible following the Effective Date but no later than August 1, 2011, Consultant shall prepare and submit to Owner a proposed five (5) year strategic plan for the Casino and Casino Hotel, including without limitation a Capital Improvements plan (the “Strategic Plan”).  Owner and Consultant shall revise and update the Strategic Plan from time to time as may be determined by Owner.  The Strategic Plan, as amended from time to time, shall serve as the basis for operation of the Casino Hotel during the Term.

7.1.2.                     Preparation of Annual Budgets.  By the Commencement Date, and not less than sixty (60) days prior to the beginning of each succeeding Operating Year, Consultant shall prepare and present to Owner for its review and approval an annual budget for the operation of the Casino Hotel during the coming Operating Year (“Budget”).  Owner and Consultant shall revise and reforecast the Budget on a quarterly basis or more frequently if determined by Owner.

7.2.                              Compliance with Budget.

7.2.1.                     Assistance from Consultant.  Consultant shall use reasonable commercial efforts to advise Owner as provided for herein concerning Owner’s operation of the Casino and Parent’s operation of the Casino Hotel in accordance with the Budget, as amended from time to time, for the applicable Operating Year.

7.2.2.                     Monthly and Quarterly Reports. Consultant shall assist Owner and Parent in reviewing performance reports for the Casino Hotel, which reports are to be furnished to Consultant within fifteen (15) days after the end of each Accounting Month.  Consultant shall review such performance reports with Owner on a monthly basis and shall make recommendations to assist Owner and Parent in improving the financial performance of the Casino Hotel.

ARTICLE 8
[RESERVED]

ARTICLE 9
CONFIDENTIAL INFORMATION

The Parties agree to keep strictly confidential all information (whether obtained prior to, on or after the Effective Date) of a proprietary or confidential nature about or belonging to the other Party or to any Affiliate of such Party (collectively, a “Disclosing Party”) to which the other Party (the “Receiving Party”) gains or has access by virtue of the relationship between the Parties, including the terms and conditions of this Agreement (“Confidential Information”).  Except as may be required to obtain the advice of professionals or consultants, or financing for the Casino Hotel from an institutional lender, or in furtherance of a permitted assignment of this

Agreement, or as may be required by law or by the order of any government, regulatory authority, or tribunal or otherwise to comply with Legal Requirements, each Party shall make a commercially reasonable effort to ensure that such Confidential Information is not disclosed to any third party without the prior consent of the other Party.  Specifically, Owner shall cause Parent to abide by the confidentiality obligation imposed on Owner by this Article 9.  The obligations set forth in this Section shall survive any termination or expiration of this Agreement.

The term “Confidential Information” shall not mean information which is: (i) already known to Receiving Party; (ii) in the public domain; (iii) conveyed to Receiving Party by a third party; (iv) released by Disclosing Party without restriction; (v) independently developed by Receiving Party without the use of Confidential Information; or (vi) required by court order to be released by Receiving Party.

ARTICLE 10
[RESERVED]

ARTICLE 11
PERFORMANCE TERMINATION

In addition to any other termination right of Owner as set forth herein, Owner shall have the right to terminate this Agreement in the event of a Performance Test Failure.  For purposes of this Section, a “Performance Test Failure” shall occur when (1) the EBITDA for any Operating Year is less than ninety percent (90%) of the Minimum EBITDA specified for such Operating Year in Section 4.2 (as may be normalized for any changes in hotel franchise fees), and (2) the Casino Hotel fails to meet either (a) the Balance of Clark County Gross Gaming Revenue test described in Exhibit B, or (b) the Twelve Month Controllable Variable Expense test described in Exhibit C.  In the event of a Performance Test Failure, Owner shall have the right to terminate this Agreement by written notice to Consultant within thirty (30) days after the Performance Test Failure.  Notwithstanding anything in this agreement to the contrary, and in particular notwithstanding the sole discretion of Owner under Section 3.2.1, a Performance Test Failure shall be excused, and Owner shall not have the right to terminate the Agreement under this Article 11 if a preponderance of the Performance Test Failure can be attributed to Owner’s and/or Parent’s failure to materially abide by the advice and recommendations Consultant has made in accordance with the Budget and Strategic Plan.

ARTICLE 12
DEFAULT AND TERMINATION

12.1.                        Events of Default.

12.1.1.               Events of Default on the Part of Either Party.  The following will constitute an event of default by a Party (“Defaulting Party”) under this Agreement (each such event being referred to herein as an “Event of Default”) but each Party alleging default (the “Non-Defaulting Party”) acknowledges and agrees that the other Party will not be in default or breach of this Agreement if such default or breach arises from an action or omission of the Non-Defaulting Party:

(a)                                  Monetary.  The failure to pay when due any sum which may become due under this Agreement within ten (10) days after receipt by the Defaulting Party of written notice from the Non-Defaulting Party specifying such failure; or

(b)                                 Non-Monetary.  The failure to timely perform, keep or fulfill all or any portion of the material terms, covenants, undertakings, obligations or conditions set forth in this Agreement, including without limitation a breach of Section 3.5 with regard to Consultant’s employment of a Key Executive, or the failure of either party to obtain and maintain all gaming licenses and other permits and approvals required to operate the Casino Hotel, and the continuance of such failure for a period of thirty (30) days after receipt by the Defaulting Party of written notice thereof from the Non-Defaulting Party specifying such failure, provided that in the event such failure is amenable to cure and is of a nature that it cannot, with due diligence, using all commercially reasonable efforts and in good faith, be cured within thirty (30) days, it shall not constitute an Event of Default unless the Defaulting Party fails to proceed promptly and with due diligence, using all commercially reasonable efforts and in good faith to cure the same, provided that in no event shall the cure period exceed ninety (90) days; or

(c)                                  Insolvency.  If either Party shall apply for or consent to the appointment of a receiver, trustee or liquidator of such Party or of all or a substantial part of its assets, file a voluntary petition in bankruptcy or admit in writing its inability to pay its debts as they come due, make a general assignment for the benefit of creditors, file a petition or an answer seeking reorganization or agreement with a creditor or take advantage of any insolvency law, or file an answer admitting the material allegations of a petition filed against it in any bankruptcy, reorganization or insolvency proceeding, or if an order, judgment or decree shall be entered by any court of competent jurisdiction, on the application of a creditor, adjudicating such Party bankrupt or insolvent or approving a petition seeking reorganization of such Party or appointing a receiver, trustee or liquidator of such Party or of all or a substantial part of its assets, and such order, judgment or decree shall continue unstayed and in effect for a period of ninety (90) consecutive days; or

(d)                                 Transfer. If Consultant shall assign this Agreement without the prior written consent of Owner, in Owner’s sole discretion.

12.2.                        Excused Non-Performance. Notwithstanding any contrary provision of this Agreement, each Party shall be excused from the performance of any obligation hereunder (including the obligation to operate the Casino Hotel in conformity with the Operating Standard), and shall not be deemed in default, for such period of time as such performance is prevented by a Force Majeure Event, provided that no Party shall be excused from a payment obligation because of a Force Majeure Event.

12.3.                        Remedies and Other Termination Rights.

12.3.1.               Right to Terminate upon an Event of Default.  The Non-Defaulting Party shall, at its option, give to the Defaulting Party notice, following the expiration of any applicable cure period, and may pursue any and all rights and remedies (including termination of this Agreement, specific performance, indemnification for breach of this Agreement and other equitable relief and any and all right to damages) which the Non-Defaulting Party may have against the Defaulting Party.

12.3.2.               Rights and Obligations on Termination.  Unless otherwise specifically provided in this Agreement, the termination of this Agreement shall not affect (a) the rights of either Party with respect to liability or Claims accrued, or arising out of events occurring prior to the date of the termination of this Agreement, or (b) specific rights which this Agreement provides shall survive termination, including the payment within thirty (30) days after termination of all accrued and unpaid fees, charges, reimbursements, and other payments due Consultant under this Agreement as of the date of termination (including but not limited to any portion of any of the fees and expenses due Consultant under Article 4).

ARTICLE 13
CASUALTY AND CONDEMNATION

13.1.                        Casualty.  In the event twenty five percent (25%) or more of the Casino Hotel (as measured by net usable area) shall be damaged or destroyed by any Casualty, Owner shall have the right, in its sole option, to elect whether or not to undertake a restoration of the Casino Hotel.  In the event Owner elects to proceed with the restoration, Consultant shall provide such technical and development assistance as reasonably necessary to complete such restoration in a timely and cost-efficient manner, at Owner’s sole cost and expense.  If Owner does not elect to rebuild the Casino Hotel, Owner may terminate this Agreement by written notice to Consultant not less than thirty (30) days prior to the date of termination.

13.2.                        Condemnation.  If all or substantially all of the Casino Hotel shall be taken or condemned in any eminent domain, condemnation, compulsory acquisition or like proceeding by (or a deed in lieu of condemnation given by Owner and/or Parent to) any competent authority for any public or quasi public use or purpose (hereinafter called a “Condemnation”), or if such a portion of the Casino Hotel shall be the subject of a Condemnation so as to make it imprudent or unreasonable, in the reasonable opinion of Owner, to use the remaining portion in the same fashion as immediately preceding such Condemnation, then in either event either Owner or Consultant shall have the right to terminate this Agreement as of the earlier to occur of (i) the date that Owner or Parent shall be required to surrender possession of the Casino Hotel, or such portion thereof as a consequence of such Condemnation, and (ii) ninety (90) days after the date on which such determination, and neither Party shall have any obligation to the other excluding those obligations that expressly survive this Agreement.  If a Condemnation affects only a part of the Casino Hotel that does not make it imprudent, unsuitable or commercially impractical to operate the remainder of the Casino Hotel in the same fashion as immediately preceding such Condemnation, this Agreement shall not terminate.  Any Condemnation award or similar compensation received by Owner or Parent on account of any Condemnation shall be the property of Owner or Parent, and Consultant shall make no claim with respect thereto.

ARTICLE 14
INDEMNIFICATION

14.1.                        Indemnification by Consultant.  Consultant shall defend, indemnify, protect, and hold harmless Owner, and its officers, directors, shareholders, employees, agents and representatives, and the successors and assigns of each of them, including Parent (“Owner Indemnitees”), for, from and against and to the extent of any and all third-party Claims arising from Consultant’s negligence or willful misconduct, or breach of this Agreement, except to the extent of the Owner Indemnitee’s negligence or willful misconduct.

14.2.                        Indemnification by Owner.  Owner shall defend, indemnify, protect, and hold harmless Consultant and its Affiliates, and their respective officers, directors, shareholders, employees, agents and representatives, and the successors and assigns of each of the them (“Consultant Indemnitees”), for, from and against and to the extent of any and all third-party Claims arising from Owner’s negligence or willful misconduct, or breach of this Agreement, including but not limited to an action brought by the Casino Tenant, except to the extent of the Consultant Indemnitee’s negligence or willful misconduct.

14.3.                        Survival.  The provisions of this ARTICLE 14 shall survive the termination or the expiration of this Agreement.

ARTICLE 15
REPRESENTATIONS AND WARRANTIES

15.1.                        Consultant’s Representations and Warranties.  Consultant represents and warrants to Owner as of the Effective Date (except for subsection 15.1.6, which shall be as of the Commencement Date) that:

15.1.1.               Organization.  Consultant is duly formed or organized and is validly existing and in good standing in the jurisdiction in which it is organized, with requisite power and authority to transact the businesses in which it is now engaged.  Consultant is duly qualified to do business and is in good standing in each jurisdiction where it is required to be so qualified in connection with the operation of the Casino Hotel, and the conduct of its businesses and operations.

15.1.2.               Proceedings.  The execution, delivery and performance of this Agreement have been duly authorized by all necessary actions of Consultant.  This Agreement has been duly executed and delivered by or on behalf of Consultant and constitutes legal, valid and binding obligations of Consultant enforceable against Consultant in accordance with its terms, subject only to applicable bankruptcy, insolvency and similar laws affecting rights of creditors generally, and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

15.1.3.               No Conflicts.  The execution, delivery and performance of this Agreement by Consultant will not conflict with or result in a breach of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon any of the property or assets of Owner pursuant to the terms of any Mortgage or partnership agreement, nor will such action result in any violation of the provisions of any Legal Requirements.

15.1.4.               Litigation.  To Consultant’s actual knowledge, there are no actions, suits or proceedings at law or in equity by or before any governmental authority or other agency now pending or threatened in writing against or affecting Consultant, which actions, suits or proceedings can reasonably be expected to have a material adverse effect on Consultant’s ability to carry out and perform the terms and provisions of this Agreement.

15.1.5.               Agreements.  Consultant is not in default in any material respect in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any agreement or instrument to which it is a party or by which Consultant is bound so as to reasonably be expected to have a material adverse effect on Consultant’s ability to carry out and perform the terms and provisions of this Agreement.

15.1.6.               Licenses and Permits.  Consultant holds or is qualified to hold, to the extent required pursuant to relevant Legal Requirements, all necessary permits and licenses to perform its duties under this Agreement.

15.2.                        Owner’s Representations and Warranties.  Owner represents and warrants to each Consultant as of the Effective Date (except for subsection 15.2.6, which shall be as of the Commencement Date) that:

15.2.1.               Organization.  Owner is duly formed or organized and is validly existing and in good standing in the jurisdiction in which it is organized, with requisite power and authority to transact the businesses in which it is now engaged.  Owner is duly qualified to do business and is in good standing in each jurisdiction where it is required to be so qualified in connection with the ownership of the Casino Hotel, and the conduct of its businesses and operations.

15.2.2.               Proceedings.  The execution, delivery and performance of this Agreement have been duly authorized by all necessary corporate actions of Owner.  This Agreement has been duly executed and delivered by or on behalf of Owner, with the express written authority of Parent, and constitutes legal, valid and binding obligations of Owner enforceable against Owner in accordance with its terms, subject only to applicable bankruptcy, insolvency and similar laws affecting rights of creditors generally, and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

15.2.3.               No Conflicts.  The execution, delivery and performance of this Agreement by Owner will not conflict with or result in a breach of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon any of the property or assets of Owner pursuant to the terms of any Mortgage or partnership agreement, nor will such action result in any violation of the provisions of any Legal Requirements.

15.2.4.               Litigation.  To Owner’s actual knowledge, there are no actions, suits or proceedings at law or in equity by or before any governmental authority or other agency now pending or threatened in writing against or affecting Owner, which actions, suits or proceedings, if determined against Owner’s or Parent’s interest in the Casino Hotel, can reasonably be expected to have a material adverse effect on Owner’s ability to carry out and perform the terms and provisions of this Agreement.

15.2.5.               Agreements.  Neither Owner nor Parent is in default in any material respect in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any agreement or instrument to which it is a party or by which Owner or Parent is bound.

15.2.6.               Licenses and Permits.  Owner holds or is qualified to hold, to the extent required pursuant to relevant Legal Requirements, all necessary permits and licenses to perform its duties under this Agreement.  No individual or entity, other than those found suitable or licensed by the Gaming Authorities for that specific purpose, and other than Parent with respect to all parts of the Casino Hotel other than the Casino, will have any ownership interest in or be allowed to in any way influence the operations of the Casino Hotel.

ARTICLE 16
GENERAL PROVISIONS

16.1.                        Owner’s Agents and Representatives.  Consultant shall interact with and take directions from only such Owner’s agents and representatives as may be permitted by Nevada Gaming Law or authorized by the Gaming Authorities.  Consultant further shall cooperate with Owner and any actual or prospective purchaser, underwriter, lender or other person in connection with any actual or proposed sale, investment, offering, debt placement or financing of or related to the Casino Hotel.

16.2.                        Third-Party Operated Areas.  The Parties acknowledge that certain areas of the Casino Hotel may be operated by Third-Party Operators under a lease, operating agreement, franchise agreement or similar agreement to which Owner is a party.  Owner shall consult with Consultant in the selection of Third-Party Operators.  For the avoidance of doubt, all lease or rental income derived from Third-Party Operated Areas shall be included in Gross Revenue, but all gross receipts derived from the operation of Third-Party Operated Areas shall be excluded from Gross Revenue.

16.3.                        Third Party Beneficiaries.  All the provisions of this Agreement are intended to bind and to benefit only the Parties hereto and their permitted successors and assigns.  Except as provided in the immediately preceding sentence and as set forth below with respect to Parent’s assent to the obligations indirectly imposed upon it hereunder, it is not intended that any such provisions benefit, and it shall not be construed that these provisions benefit or are enforceable by, any creditors, contractors, brokers or other third parties.

16.4.                        Assignment.

16.4.1.               Consultant’s Assignment.  Without Owner’s prior written consent, in its sole discretion, Consultant shall not be entitled at any time, directly or indirectly, to cede, assign and delegate its rights and obligations under this Agreement, and/or assign its right, conditionally or otherwise, to receive payments under this Agreement.  Notwithstanding the foregoing, Owner hereby agrees that should Consultant change its legal name and/or convert to another form of entity with the Nevada Secretary of State, then such change(s) shall not constitute an Assignment herein.  In the event that any such change(s) is (are) made, Consultant shall promptly notify Owner of such change(s).

16.4.2.               Owner Assignment.  Owner shall not cede, assign and delegate its rights and obligations under this Agreement, in whole or in part, without the prior written consent of

Consultant, which consent shall not be unreasonably withheld, conditioned, or delayed. An authorized assignee of Owner hereunder shall be subject to and bound by the terms of this Agreement. If any assignee shall fail to agree to be bound by all of the terms and obligations of this Agreement, or if any assignment is made in breach of the terms of this Agreement, then such assignment shall be null and void and of no force or effect and Owner shall continue to be obligated hereunder.

16.5.                        Successors and Assigns.  Subject to the restrictions on Transfers and encumbrances set forth herein, this Agreement shall inure to the benefit of and be binding upon the Parties and their respective successors and permitted assigns.  Whenever in this Agreement a reference is made to any entity or Party, such references shall be deemed to include a reference to the successors and permitted assigns of such entity or Party.

16.6.                        Waiver.  No consent or waiver, express or implied, by any Party to or of any breach or default by the other Party in the performance of its obligations under this Agreement shall be deemed or construed to be a consent to or waiver of any other breach or default in the performance by such other Party of the same or any other obligations of such other Party under this Agreement.  Failure on the part of either Party to complain of any act or failure to act of the other Party or to declare the other Party in default, irrespective of how long such failure continues, shall not constitute a waiver by such Party of its rights under this Agreement.

16.7.                        Approval by Owner.  In any instance in this Agreement where the approval of Owner is contemplated or required with respect to any matter and a standard is not otherwise set forth in this Agreement, such approval may be given or withheld by Owner in the exercise of its reasonable judgment.

16.8.                        Severability.  If any provisions of this Agreement or the application thereof to any entity or circumstances shall be invalid or unenforceable to any extent, the remainder of this Agreement and the application of such provisions to any other entity or circumstance shall not be affected thereby and shall be enforced to the greatest extent permitted by law.

16.9.                        Estoppel Certificate.  Consultant agrees to furnish to Owner and any Mortgagee, from time to time no later than ten (10) Business Days after written request therefore, an estoppel certificate certifying to Owner and any such Mortgagee, to the extent true, (a) that this Agreement is in full force and effect; (b) that all amounts due and owing under this Agreement or otherwise have been paid in full through the last scheduled date of payment; (c) that no modifications or amendments of this Agreement have been made, except as may be disclosed as an attachment to the estoppel certificate or this Agreement; (d) that no default or Event of Default has occurred or is continuing under this Agreement; and (e) such other matters as may be reasonably requested or are by their terms considered to be a typical market request in such context.

16.10.                  Terminology.  All personal pronouns used in this Agreement, whether used in the masculine, feminine or neuter gender, shall include all other genders; the singular shall include the plural; and the plural shall include the singular.  Titles of Articles, Sections and Exhibits in this Agreement are for convenience only, and neither limit nor amplify the provisions of this Agreement.  All references in this Agreement to Articles or Sections thereof shall refer to the corresponding Article or Sections of this Agreement unless specific reference is made to the articles, sections or subsections of another document or instrument.

16.11.                  Amendment.  No amendment or termination of this Agreement or any provision of this Agreement shall be binding upon any Party to this Agreement unless it is set forth in a written instrument signed by the Party against whom enforcement of the amendment or termination is sought.

16.12.                  Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall comprise but a single instrument.

16.13.                  Interpretation.  No provision of this Agreement shall be construed against or interpreted to the disadvantage of any Party by any referee, court or other governmental or judicial authority by reason of such Party having or being deemed to have structured or dictated such provision.

16.14.                  Survival.  The covenants contained in this Agreement which, by their terms, require their performance after the expiration or termination of this Agreement shall be enforceable notwithstanding the expiration or other termination of this Agreement.

16.15.                  Arbitration; Applicable Law; Dispute Resolution.

16.15.1.         Governing Law.  The interpretation, validity and performance of this Agreement will be governed by and construed in accordance with the procedural and substantive Legal Requirements of the State of Nevada.

16.15.2.         Executive Negotiations.  In the event of any dispute between the Parties concerning or arising out of this Agreement, the Party seeking the resolution of such dispute shall give written notice to the other Party.  For a period of ten (10) Business Days following the delivery of such notice, Owner and Consultant shall meet in person or by teleconference and negotiate with each other in good faith in an attempt to resolve such dispute.

16.15.3.         Mediation.  If, despite such good faith efforts, such dispute has not been fully and finally resolved by the expiration of such ten (10) Business Day period, then either Consultant or Owner may require that the Parties participate in a non-binding mediation. Such mediation shall be conducted in Las Vegas, Nevada using a mediator appointed by the Las Vegas, Nevada office of JAMS.  Such mediator shall (a) be independent of Consultant and Owner, (b) not have been engaged by Owner, Consultant or any of their respective Affiliates within the last three (3) years, and (c) have at least ten (10) years of work or professional experience in the area of expertise relevant to the subject matter of the dispute.  Consultant and Owner shall use commercially reasonable, good faith efforts to cause such mediation to occur no later than thirty (30) days after delivery of a notice pursuant to this Section requesting the mediation of a dispute. Notwithstanding anything in this Agreement to the contrary, the costs and expenses of the mediator appointed pursuant to this Section and JAMS in connection with such mediation shall be shared equally by Owner and Consultant.

16.15.4.         Judicial Reference. Disputes that have not been resolved through executive negotiations pursuant to Section 16.15.2 of this Agreement or mediation pursuant to Section 16.15.3 of this Agreement may be, by either Party, brought before a court of appropriate jurisdiction in Clark County, Nevada.

16.16.                  Governing Law and Choice of Forum.  This Agreement shall be governed by and construed in accordance with the Legal Requirements of the State of Nevada excluding its conflict of law principles. In the event of any litigation between the Parties concerning or arising out of this Agreement, the Parties hereby consent to the exclusive jurisdiction of the federal and state courts in Clark County, Nevada.

16.17.                  Agreement Subject to Nevada Gaming Law and Authorities.  Notwithstanding anything to the contrary in this Agreement, this Agreement and all of the terms and conditions contained herein are subject to the Nevada Gaming Laws.  In the event of any conflict between any Nevada Gaming Law and the terms of this Agreement, the Parties acknowledge, understand and agree that Nevada Gaming Law shall govern and the terms of this Agreement shall be amended accordingly to conform thereto. Furthermore, the Parties shall at all times during the Term of this Agreement, comply with all federal gaming laws and Nevada Gaming Laws.

16.18.                  Privileged Licenses.  Owner and Consultant hereby acknowledge that each of them and each of their affiliates are now or may be in the future businesses that are subject to and exist because of privileged licenses issued by governmental authorities.  Each Party (the “Complying Party”) shall at all times comply with all applicable laws, including without limitation gaming and liquor laws applicable to conducting business with the other Party (the “Regulated Party”) and all applicable requirements of the gaming, liquor or other regulatory authorities having jurisdiction over the Regulated Party or any affiliate of the Regulated Party, and shall obtain or file for all necessary licenses, registration, qualifications, clearances or the like which shall be requested or required of the Complying Party by any such regulatory authority (and, except as specifically provided in Section 4.4 of this Agreement, at the expense of the Regulated Party if the request or requirement is from a regulatory authority having jurisdiction over the Regulated Party or any affiliate of the Regulated Party but not over Complying Party).  If the Complying Party fails to satisfy such requirements or if the Regulated Party or any affiliate of the Regulated Party is directed to cease business with the Complying Party by any such regulatory authority, or if the Regulated Party in good faith and in its sole and exclusive judgment determines that the Complying Party or any of its officers, directors, employees, agents, designees or representatives is or might be engaged in, or about to be engaged in, any activity or activities, or was in or is involved in any relationship which could or does jeopardize, the Regulated Party’s business or such licenses, or those of its affiliates, or if any such license is threatened to be, or is, denied, curtailed, suspended or revoked, then the Regulated Party shall have the right to terminate this Agreement by written notice to the Complying Party without any further liability from the date of termination to the Complying Party.

16.20.                  WAIVER OF TRIAL BY JURY.  FOR PURPOSES OF THIS AGREEMENT, THE PARTIES TO THIS AGREEMENT HEREBY EXPRESSLY WAIVE ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION, CAUSE OF ACTION, OR PROCEEDING ARISING UNDER OR WITH RESPECT TO THIS AGREEMENT, OR IN

ANY WAY CONNECTED WITH, OR RELATED. TO, OR INCIDENTAL TO, THE DEALINGS OF THE PARTIES HERETO WITH RESPECT TO THIS AGREEMENT OR THE TRANSACTIONS RELATED HERETO OR THERETO, IN EACH CASE WHETHER NOW -EXISTING OR HEREAFTER ARISING, AND IRRESPECTIVE OF WHETHER SOUNDING IN CONTRACT, TORT, OR OTHERWISE. TO THE EXTENT THEY MAY LEGALLY DO SO, THE PARTIES.HEREBY AGREE THAT ANY SUCH CLAIM, DEMAND, CAUSE OF ACTION, OR PROCEEDING SHALL BE DECIDED IN ACCORDANCE WITH THE PROVISIONS OF SECTION 16.15 OF THIS AGREEMENT AND THAT ANY PARTY HERETO MAY FILE AN ORIGINAL COUNTERPART OF THIS SECTION 16.18 WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE OTHER PARTIES HERETO TO WAIVER OF ITS OR THEIR RIGHT TO TRIAL BY JURY AND AGREEMENT TO ABIDE BY THE PROCEDURES SET FORTH IN THIS AGREEMENT.

16.21.                  Publicity.  Owner and Consultant shall coordinate with one another on all press releases relating to those matters material to the operation and management of the Casino Hotel.  Neither Party shall make any public announcement with respect to this Agreement or matters material to the operation and management of the Casino Hotel without the prior written consent of the other Party, which consent shall not be conditioned or unreasonably withheld or delayed, provided, however, that either party may make such disclosure if required by securities or gaming law or the applicable rules of any national securities exchange or interdealer quotation system.

16.22.                  Entire Agreement.  This Agreement contains the entire agreement between Owner and Consultant for consulting services by Consultant to Owner with respect to the Casino Hotel and Owner’s and Consultant’s rights, duties and obligations related thereto and supersedes all prior oral or written agreements, understandings, representations and covenants.

16.23.                  Periods of Time.  Whenever any determination is to be made or action is to be taken on a date specified in this Agreement, if such date falls on a day that is not a Business Day, then that date will be extended to the next day which is a Business Day.

16.24.                  Attorney’s Fees and Other Costs.  The Parties to this Agreement will bear their own attorneys’ fees in relation to negotiating and drafting this Agreement.  If Owner or Consultant engages in litigation to construe, interpret or enforce this Agreement, the prevailing Party will have the right to indemnity by the non-prevailing Party for an amount equal to the prevailing Party’s reasonable attorneys’ fees, court costs and expenses arising therefrom.

16.25.                  Electronic Signatures.  Signatures to this Agreement transmitted by facsimile or by electronic mail shall be valid and effective to bind the Party so signing.  Each Party agrees to promptly deliver an execution original to this Agreement with its actual signature to the other Party, but a failure to do so shall not affect the enforceability of this Agreement, it being expressly agreed that each Party to this Agreement shall be bound by its own telecopied or scanned signature and shall accept the telecopied or scanned signature of the other Party to this Agreement.

16.26.                  Relationship of Owner to Consultant.  The Parties acknowledge and agree that Consultant is an independent contractor to Owner. Furthermore, the Consultant should not be deemed an employee, partner, or co-venturer of, or in any other service relationship with, the Owner. The time, place and manner in which Consultant’s services are rendered shall be within Consultant’s sole control and discretion.

16.27.                  Notices.

16.27.1.         All notices or other communications required or permitted by this Agreement shall be in writing and shall be deemed to have been duly given on the date of delivery if delivered personally to the Party to whom notice is given, on the next Business Day if sent by confirmed facsimile transmission or on the date of actual delivery if sent by overnight commercial courier or by first class mail, registered or certified, with postage prepaid and properly addressed to the Party at its address set forth below, or at any other address that any Party may from time to time designate by written notice to the others:

If to Owner:	Hotspur Casinos Nevada, Inc. c/o Thaddas L. Alston 16202 Beach Drive NE Lake Forest Park, WA 98155 Facsimile: (206) 367-0158

With a copy to:	Jeffrey D. Patterson Goold Patterson Ale & Day 4496 S. Pecos Road Las Vegas, Nevada 89121-5030 Facsimile: (702) 436-2650

If to Consultant:	Attn: Chief Executive Officer Herbst Gaming, LLC 3440 W. Russell Road Las Vegas, NV 89118 Facsimile: (702) 227-9498

With copy to:	Attn: Legal Dept. Herbst Gaming, LLC 3440 W. Russell Rd. Las Vegas, NV 89118 Facsimile: (702) 277-9498

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties hereto have duly executed this Agreement as of the Effective Date.

OWNER:

HOTSPUR CASINOS NEVADA, INC.
a Nevada corporation

By:
Thaddas L. Alston, President

CONSULTANT:

Herbst Gaming, LLC,
a Nevada limited liability company

By:
David D. Ross, Chief Executive Officer

ACCEPTED and AGREED to by
PARENT as to Sections 1.1.2, 5.1.1,
5.1.2, 5.3, 5.4, 9, 15.2.2, 15.2.5, 15.2.6
and 16.3; and with respect to its
guarantee of payment by OWNER of
all fees and expenses as set forth in Article 4:

Hotspur Resorts Nevada, Ltd.,
a Nevada corporation

By:
Thaddas L. Alston, President

Signature Page to Consulting Agreement

SCHEDULE I

Scope of Work

Consultant shall advise and consult with, and provide recommendations to, Owner, on the following matters and such other, similar, matters as Owner may reasonably request from time to time:

(a)                                  Terms of admittance to the Casino Hotel and each portion thereof, charges for rooms and commercial space, charges for entertainment, and charges for use of facilities, and the consumption of food and beverages, including the charges imputed to the Casino for Complimentaries;

(b)                                 Marker and credit issuance policies;

(c)                                  The receipt, holding and disbursement of funds, the establishment and maintenance of Operating Accounts, and records management and retention;

(d)                                 Procurement of equipment, Operating Supplies and other goods and services as necessary to operate the Casino in accordance with the Budget;

(e)                                  Contracts, leases, licenses, arrangements, and concessions agreements for Casino Hotel operations, parking, restaurant, bar, and food service operations, retail space, and other commercial operations in or about the Casino Hotel (it being understood that Consultant shall not be obligated to provide any legal advice in connection with same);

(f)                                    Appropriate staffing levels for the Casino; personnel policies and practices;

(g)                                 Conducting Casino operations in compliance with Legal Requirements and Insurance Requirements, including

(i)                                     the maintenance of books and records;

(ii)                                  the collection and remittance of all gaming taxes and fees;

(iii)                               the preparation, maintenance and submission, as applicable, of any and all reports and information necessary to comply with Nevada Gaming Laws, including without limitation such audits as may be required on an annual or more frequent basis, conducted by the Company Accountant, or as may be required by the Nevada Gaming Authorities; and

(iv)                              the implementation and enforcement of policies and procedures in accordance with all Legal Requirements to foster responsible gaming operations at the Casino;

(h)                                 Advertising, public relations, and promotional services including, without limitation, the following:

(i)                                     promoting the Casino under such brand name(s) as Owner shall determine and in compliance with any licensing or franchise requirements for such brand name;

(ii)                                  assisting in developing and implementing the Casino Hotel’s marketing plan, including planning, publicity and internal communications, and organizing and budgeting the Casino’s advertising and public relations programs;

(iii)                               advising as to the selection of, and providing guidance as required for, the public relations personnel;

(iv)                              assisting with preparing and disseminating news releases for trade and consumer publications, both national and international; and

(v)                                 assisting with selecting an advertising agency, if Owner determines to employ an advertising agency;

(i)                                     The collection of outstanding debts from casino customers, tenants, subtenants, and other parties, as may be applicable;

(j)                                     The establishment of such bank accounts and house banks as may be required to meet the Operating Standard, to comply with all Nevada Gaming Laws, and to operate the Casino; and

(k)                                  Casino security and surveillance operations including, without limitation:

(i)                                     advising when security, surveillance and other personnel should be bonded and insured to the extent consistent with customary practices for similar casino operations;

(ii)                                  policies and procedures with respect to the issuance and handling of chips, tokens, electronic credits, player’s club cards and other similar items; and

(iii)                               maintenance, repair and (if necessary) replacement of Surveillance Equipment in compliance with the Nevada Gaming Laws

(iv)                              operation of Surveillance Equipment and employing, training and supervising adequate numbers of surveillance personnel;

EXHIBIT A

GLOSSARY OF DEFINITIONS

“Accounting Month” shall mean a full calendar month (or partial calendar month if at the beginning or end of the Term).

“Affiliate” shall mean, with respect to a person, (a) any person directly or indirectly controlling, controlled by or under common control with such other person; and (b) any member of the immediate family (e.g., grandmother, grandfather, father, mother, son, daughter, brother, sister, aunt, uncle, niece, nephew, grandson or granddaughter) of any of the foregoing persons.  For purposes hereof, the term “control” shall mean the possession directly or indirectly, of the power to direct or cause the direction of the management and policies of such entity, either alone or in combination with any one or more persons.

“Business Days” means each day other than a Saturday, Sunday or any day observed by the Federal, State of Nevada or local government in Las Vegas, Nevada as a legal holiday.

“Capital Improvements” shall mean all Alterations whose costs are not charged to repairs and maintenance in accordance with GAAP and consistent with the financial statements of Owner.

“Casino” means the casino which is part of the Casino Hotel.

“Casino Hotel” shall mean the real property, Infrastructure and business operations of Owner located at 221 North Rampart Boulevard, Las Vegas, Nevada.

“Casino Lease” shall mean that certain lease which expires on March 31, 2012 pursuant to which Owner is leasing the Casino at the Casino Hotel to a third party.

“Casino Tenant” shall mean the tenant under the Casino Lease.

“Casualty” shall mean any fire, flood or other act of God or casualty that result in damage or destruction to the Casino Hotel.

“Claim” shall mean any and all claims, demands, damages, judgments, costs, losses, penalties, fines, liens, suits, and expenses and liabilities, including, without limitation, attorneys’ fees and costs and expenses incident thereto.

“Commencement Date” shall mean the earlier of April 1, 2012 or date on which the Conditions Precedent are satisfied.

“Complimentaries” shall mean any goods or services (other than any Gaming incentive, such as match play coupons, promotional chips or other Gaming promotions) provided to customers free of charge, at a discounted rate or in the form of a rebate or credit.  Such goods or services may include, for example, rooms, food and beverage, spa services and retail merchandise.  Complimentaries may be provided to customers pursuant to a discretionary incentive program, targeted to either past, current or potential customers and may or may not be related to the customer’s level of past play.  Conversely, Complimentaries may be provided to customers pursuant to a nondiscretionary incentive program, such as a loyalty program, whereby the customer has earned the Complimentaries based on the customer’s level of past play.

“EBITDA” means Gross Revenue less Operating Expenses.

“Financing Instrument” shall mean any agreement(s) and instrument(s) relating to any debt proceeds that may finance the development and/or operation of the Casino Hotel from time to time, whether or not secured by a Mortgage, together with all promissory notes, loan agreements and other documents relating thereto, as the same may exist from time to time pursuant to the terms of this Agreement.

“Force Majeure Event” shall mean any one or more of the following events or circumstances that, alone or in combination, directly or indirectly adversely affects the operation of the Casino Hotel: fire, earthquake, storm or other casualty; strikes, lockouts, or other labor. interruptions; war, rebellion, riots, acts of terrorism, or other civil unrest; acts of God or of any government; disruption to local, national or international transport services; shortages of materials, epidemics, quarantine or any other public health restrictions or public health advisories; or any other similar event beyond the Parties’ reasonable control (but excluding causes which can be controlled by the expenditure of money in accordance with usual business practices and the Budget).  Changes in market conditions, without another event or circumstance affecting the Casino Hotel as enumerated above, shall not constitute a Force Majeure Event.

“GAAP” shall mean generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been generally accepted by major accounting firms in the United States. Any accounting terms not otherwise defined herein shall be construed and applied according to such generally accepted accounting principles.

“Gaming” shall mean any game played with cards, dice, equipment or any mechanical, electromechanical or electronic device or machine for money, property, checks, Markers or any representative of value, including, without limiting the generality of the foregoing, faro, monte, roulette, keno, bingo, fan-tan, twenty-one, blackjack, seven-and-a-half, big injun, klondike, craps, poker, chuck-a-luck, Chinese chuck-a-luck (dai shu), wheel of fortune, chemin de fer, baccarat, pai gow, beat the banker, panguingui, slot machine, any banking or percentage game, race and sport activities or any other game or device approved by the Gaming Authorities.

“Gaming Authorities” shall mean the Nevada Gaming Control Board, the Nevada Gaming Commission and the City of Las Vegas.

“Governmental and Regulatory Authority” shall mean any court, tribunal, arbitrator, authority, agency, commission, official or other instrumentality of the United States, any foreign country or any domestic or foreign state, county, city or other political subdivision, or the Gaming Authorities.

“Gross Gaming Revenue” shall mean net win from Gaming activities, to be recorded on an accrual basis, and is defined as the difference between Gaming wins and losses before deducting costs and expenses - reduced by jackpot accruals, customer discounts, accruals for certain loyalty program costs, and certain other adjustments.  All such adjustments shall be in accordance with the requirements of GAAP and the American Institute of Certified Public Accountant’s then-current version of the Audit and Accounting Guide for Casinos.

“Gross Revenue” shall mean, with respect to the Casino Hotel, all revenue and income derived directly from the operation of the Casino Hotel and properly attributable to such period, determined in accordance with GAAP, including, without limitation, Gross Gaming Revenue, but expressly excluding the following: (i) sales, occupancy, value added, use, excise taxes and similar taxes imposed by a Governmental and Regulatory Authority and collected directly from patrons or guests, or as a part of the sales price of any goods, services, or displays, including gross receipts, admission, cabaret and similar taxes; (ii) receipts from the financing, sale or other disposition of capital assets and other items not in the ordinary course of the Casino Hotel’s operations and income derived from securities and other property acquired and held for investment; (iii) receipts from any Condemnation, but only to the extent that such amounts are specifically identified as compensation for alterations or physical damage to the Casino Hotel; (iv) proceeds of any insurance, except the proceeds of business interruption insurance; and (v) rebates, discounts or credits for any goods or services provided (provided that charge and credit card commissions shall not reduce Gross Revenue, but shall constitute an Operating Expense).

“Infrastructure” shall mean structures, buildings and other improvements except any structure, building or improvement comprising a Casino Hotel.

“Insurance Requirements” shall mean all terms of each insurance policy and all orders, rules, regulations and other requirements of the National Board of Fire Underwriters applicable to the Casino Hotel, or the construction, furnishing, equipping or operation thereof, excluding recommendations of the insurance carriers.

“Legal Requirements” shall mean all laws (including Environmental Laws and Nevada Gaming Laws), statutes, ordinances, orders, rules, regulations, permits, licenses, authorizations, directions and requirements of all Governmental and Regulatory Authorities (including, without limitation, all appropriate beverage control authorities) and public utilities which now or hereafter may be applicable to the Casino Hotel or the furnishing, equipping or operation thereof.

“Markers” shall have, the meaning ascribed to the term “Credit instrument” in NRS § 463.01467.

“Mortgage” shall mean any real estate, leasehold, chattel mortgage, security agreement, mortgage, security deed or similar document or instrument encumbering the Casino Hotel or any interest therein, together with all promissory notes, loan agreements or other documents relating thereto.

“Mortgagee” shall mean any holder or beneficiary of a Mortgage.

“Nevada Gaming Laws” shall mean all laws pursuant to which any Gaming Authority possesses regulatory, licensing or permit authority over gaming or the distribution of gaming devices and associated equipment, codified in NRS Chapter 463 and the regulations of the

Nevada Gaming Commission promulgated thereunder, and the City of Las Vegas Municipal Code.

“NRS” shall mean the Nevada Revised Statutes, currently in effect and as amended from time to time.

“Operating Accounts” shall mean the bank accounts established for the Casino Hotel.

“Operating Expenses” means with respect to the Casino Hotel, all ordinary and necessary expenses incurred in the operation of such Casino Hotel as determined in accordance with GAAP, excluding all (i) income taxes; (ii) any depreciation and amortization; (iii) asset write-downs; (iv) impairments; (v) costs incurred in connection with any Casualty or Condemnation; (vii) fees paid to Consultant hereunder and (vii)  interest expense.

“Operating Standard” shall mean, subject to the limitations of the Budget and the availability of funds, the standards according to which the Casino Hotel is to be operated, maintained, furnished, equipped and refurbished, that is, as reasonably deemed necessary by Owner, at a level of service and quality generally considered to be “luxury level” in the Las Vegas market and comparable to Green Valley Ranch; provided that the Operating Standard shall be not less than the standard required by all Financing Instruments, including, but not limited to, any Mortgage.

“Operating Supplies” shall mean the following items and inventories thereof: food and beverage and other immediately consumable items used in the operation of the Casino Hotel, such as fuel, soap, light bulbs, mechanical stores, cleaning material, matches, stationary, paper supplies, and similar items.

“Operating Year” shall mean a twelve (12) month period, commencing on the Commencement Date or anniversary of the Commencement Date.

“Surveillance Equipment” shall mean all surveillance devices for the Casino Hotel as required by the Gaming Authorities and applicable Nevada Gaming Laws and as is customary for the operation of a first-class hotel and casino in Las Vegas.

“Third-Party Operated Areas” shall mean any areas of a Casino Hotel operated by Third-Party Operators.

“Third-Party Operators” shall mean third parties that operate certain areas of the Casino Hotel not otherwise operated by Owner.

“Transfer” shall mean any direct or indirect sale, assignment, transfer, exchange, conveyance, leasing or other disposition or transfer, for value or otherwise, voluntary or involuntary, by operation of law or otherwise.

“Working Capital” shall mean, with respect to the Casino Hotel, funds which are reasonably necessary for the day-to-day operation of such Casino Hotel’s business in accordance with this Agreement.

Exhibit B

Balance of Clark County Gross Gaming Revenue Test

The test is whether the Market Share of the Casino’s gaming revenue is less than ninety-three and one-half percent (93.5%) of its Market Share during the twelve-month period immediately preceding the Commencement Date (the “Base Year”).

The Casino’s Market Share will be measured based on the gaming revenues reported by the Casino to the Nevada Gaming Control Board on Form NGC-31 (Monthly Gross Revenue Statistical Report tax form) for each Operating Year in the Term divided by the Win Revenue Summary Balance of County published in the Nevada Gaming Revenue Report Index of the Nevada Gaming Commission and State Gaming Control Board for the same period.  For example if the Casino’s Market Share in the Base Year was ten percent (10%) and the Casino’s Market Share during any Operating Year is less than nine and thirty-five one hundredths percent (9.35%), the test is failed.

Notwithstanding the foregoing, the test will be adjusted to take into account any substantial change in the Balance of County Market supply and any disruption in the business of the Casino Hotel which results from substantial damage and destruction or major capital improvement projects.  Major capital improvement projects shall not include refurbishments, additions or replacements of furniture, soft goods, fixtures or equipment, including but not limited to, slot machines, or any new outlets or alterations that do not negatively affect the majority of the casino floor or parking.

Exhibit C

Twelve Month Controllable Variable Expense Test

The test is whether during any Operating Year the actual percentage of Casino Hotel gross revenues for either Salaries and Wages or Direct Marketing Expenses is more than 105% of the percentage of Casino Hotel gross revenues approved by the Owner in the Approved Budget for such Operating Year.  If the actual percentage for the Operating Year for either item is greater than 105% of the percentage approved by Owner in the Approved Budget, the test is failed.

For the purposes of this test:

“Direct Marketing Expenses” include all marketing expenses, including without limitation Complimentaries, advertising, promotions, promotional allowances, database marketing, customer development and casino marketing.

“Salaries and Wages” include all direct compensation paid for work performed, excluding health and welfare benefits, vacation benefits, 401(k) matches, and the like, as well as payroll and related taxes.

Exhibit D

[Reserved]

Exhibit E

Affiliate’s Existing Gaming Routes and Facilities

Through its affiliates, Consultant’s casino operations consist of 15 casinos, twelve of which are located in Nevada.  Eight of these casinos focus on local gaming patrons in Southern Nevada, and include Terrible’s Hotel & Casino in Las Vegas, Terrible’s Town Casino in Pahrump, Terrible’s Lakeside Casino & RV Park in Pahrump, Terrible’s Town Casino & Bowl in Henderson and Terrible’s Searchlight Casino in Searchlight, together with the following three casinos in Primm:

•                  Primm Valley Resort and Casino;

•                  Buffalo Bill’s Hotel and Casino; and

•                  Whiskey Pete’s Hotel and Casino.

Through its affiliates, Consultant also operates the following casinos in Northern Nevada:

•                  Sands Regency Casino Hotel in Reno;

•                  Terrible’s Rail City Casino in Sparks;

•                  Terrible’s Gold Ranch Casino & RV Resort in Verdi; and

•                  Terrible’s Dayton Depot Casino in Dayton.

Through its affiliates, Consultant also operates casinos outside of Nevada, including Terrible’s St. Jo Frontier Casino in St. Joseph, Missouri, Terrible’s Mark Twain Casino in LaGrange, Missouri, and Terrible’s Lakeside Casino Resort in Osceola, Iowa.

Through its affiliates, Consultant also operates a slot machine route in Nevada, which involves the exclusive installation and operation of a limited number of slot machines in certain strategic, high-traffic, non-casino locations, such as grocery stores, drug stores, convenience stores, bars and restaurants.  Consultant currently has approximately 6,000 slot machines in its slot route business and is one of the largest slot route operators in Nevada.

Exhibit F

Key Executive’s Employment Agreement(s)

See attached.